UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2012

NORMAN CAY DEVELOPMENT, INC.
 (Exact name of Company as specified in its charter)

Nevada	333-167284	27-2616571
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
4472 Winding Lane Stevensville, MI 49127 (Address of principal executive offices) Phone: (269) 429-7002 (Company’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2012, Shelley Guidarelli resigned as director, President, Chief Executive Officer, Treasurer and Secretary of Norman Cay Development, Inc.  (the “Company”), effective immediately. Her resignation is for personal reasons and is not in connection with any known disagreement with the Company on any matter.

On April 19, 2012, the Board of Directors of the Company appointed Mr. Stephen Flechner as President, Chief Executive Officer and director of the Company, Mr. Donald Ross as director and Mr. Dean Huge, Chief Financial Officer and director of the Company as Treasurer and Sectary, effective April 19, 2012.

Stephen E. Flechner, 69, brings nearly 35 years of mining management and consulting experience to the Company. Prior to joining Norman Cay, Mr. Flechner has served numerous private and publicly traded mining companies in senior management and consultant capacities.  From 1978 to 1993, he held the positions of Vice President & General Counsel of Gold Fields Mining Company, the U.S. operating subsidiary of former global mining giant Consolidated Gold Fields.  During his tenure with Gold Fields, the organization grew from 12 to 1200 people while acquiring, exploring, permitting, financing, developing, and operating three highly profitable gold mines (Ortiz, Mesquite & Chimney Creek), producing an aggregate of 400,000 oz. gold/year.  The Mesquite and Chimney Creek mines were subsequently acquired by Newmont Mining.  Later in the 1990s, Mr. Flechner served as president of a TSX-V listed mining company that acquired and explored an early stage gold project in Ghana.  Subsequently, he consulted to a TSX company regarding gold and uranium acquisitions in Europe and Nevada, culminating in a $40 million bought deal financing.  More recently, he served as president/consulting counsel of a TSX-V company which acquired South Korea’s largest past producing gold and tungsten mines (a subsidiary of Berkshire Hathaway recently agreed to joint venture the tungsten project).  He currently consults with other gold exploration and development companies.  Mr. Flechner is a graduate of the Yale Law School and has lectured at the Rocky Mt. Mineral Law Institute on “Environmental Laws & Regulations Governing Gold Mining.”

Donald Ross, 64, is founder and President of Discovery Gold Ghana Limited, a wholly-owned subsidiary of the Company. Prior to his involvement in the mining sector, Mr. Ross spent over 30 years as a senior operational manager with United Parcel Service (UPS), retiring in 2000 following their successful Initial Public Offering. He is currently the founder and CEO of BDM Marketing, a firm specializing in placement and financing of automobiles to individuals with poor credit.

Mr. Flechner’s compensation as President, Chief Executive Officer and director of the Company is set forth in a consulting agreement (“Agreement”) dated April 19, 2012, by and between the Company and Mr. Flechner. Pursuant to the Agreement, Mr. Flechner shall serve for an initial term of one year and subsequently continue on a yearly basis, subject to early termination upon 31 days written notice. Mr. Flechner is to receive 1,800,000 restricted shares of the Company’s common stock at the rate of 200,000 shares for each of the first four months and at the rate of 125,000 shares for each of the next eight months of the initial 12 month term. Mr. Flechner will also receive a monthly consulting fee of $5,000, which will be increased to $10,000 upon the Company closing on aggregate financings of $1,000,000.

Mr. Ross currently does not receive any compensation for his services as director of the Company.

There will be no change in the terms of Mr. Huge’s services as Chief Financial Officer and director of the Company. Mr. Huge will not receive extra compensation for his services as Treasurer and Secretary of the Company.

The foregoing description of the principal terms of the Agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Agreement attached hereto as Exhibit 10.1, which is incorporated herein by this reference.

There are no understandings or arrangements between Mr. Flechner or Mr. Ross and any other person pursuant to which Mr. Flechner or Mr. Ross was selected as a director or officer. There is no family relationship between Mr. Flechner or Mr. Ross with any of our other officers and directors, or person nominated or chosen by the Company to become a director or executive officer. Except for the aforesaid the Agreement, there has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Flechner or Mr. Ross had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Consulting Agreement by and between the Company and Stephen E. Flechner dated April 19, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORMAN CAY DEVELOPMENT, INC.

Date: April 24, 2012	By: /s/ Dean Huge
Dean Huge
Chief Financial Officer